Exhibit 99.1

Fresh Del Monte Produce Announces Third Quarter 2010 Financial Results

CORAL GABLES, Fla.--(BUSINESS WIRE)--November 2, 2010--Fresh Del Monte Produce Inc. (NYSE:FDP) today reported financial results for the third quarter ended October 1, 2010. The Company reported earnings per diluted share of $0.24 in the third quarter of 2010, compared with earnings per diluted share of $0.45 in the third quarter of 2009. Excluding asset impairment and other (credits) charges, net the Company reported earnings per diluted share of $0.22 for the third quarter of 2010, compared with earnings per diluted share of $0.61 in the third quarter of 2009. Asset impairment and other (credits) charges, net totaled a credit of $1.1 million, or $0.02 per diluted share, for the third quarter of 2010, primarily as a result of insurance recovery from flood damage to the Company’s Guatemala banana farms. Results for the third quarter of 2009 exclude asset impairment and other (credits) charges, net totaling $10.0 million, or $0.16 per diluted share.

“Our third quarter earnings results reflect that we are operating in a very challenging environment,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer at Fresh Del Monte Produce. “Adverse weather conditions again impacted our banana production areas in Guatemala, resulting in higher production costs. These costs were compounded by unfavorable exchange rates in several producing countries, and a difficult banana market in Europe. Nonetheless, while I was clearly disappointed in our overall results, our progress towards our long-term initiatives remained strong during the quarter. The growth in net sales shows that our expansion into new markets and distribution channels has been well received. As we look forward, we will continue to seek ways to improve our performance, effectively manage our business for growth, and deliver long-term value for our shareholders.”

Net sales for the third quarter of 2010 increased $26.9 million to $793.1 million, compared with $766.2 million in the prior year’s third quarter. The increase in net sales was driven by increased banana volume in the Company’s North America and Middle East regions; higher volume and price increases in the Company’s gold pineapple product line and prepared food business segment; and the Company’s increased presence in new markets.

Gross profit for the quarter decreased to $52.0 million, compared with $69.0 million in the third quarter of 2009. Excluding other (credits) charges, net gross profit for the quarter decreased to $50.8 million, compared with gross profit of $69.0 million in the third quarter of 2009. The decrease in gross profit was primarily due to lower profitability in the Company’s banana business segment.

Operating income for the quarter decreased to $15.5 million, compared with $18.1 million in the third quarter of 2009. Excluding asset impairment and other (credits) charges, net for both periods, operating income for the quarter decreased to $14.4 million, compared with $28.1 million in the third quarter of 2009. The decrease in operating income was the result of the lower gross profit, partially offset by a decrease in selling, general and administrative expenses and the gain on sales of property, plant and equipment.

Net income for the quarter was $14.5 million, compared with $28.6 million in the third quarter of 2009. Excluding asset impairment and other (credits) charges, net for both periods, net income for the quarter was $13.4 million, compared with $38.6 million in the third quarter of 2009. The decrease in net income was primarily due to lower operating income and higher taxes.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

		Quarter ended		Nine months ended

	Income Statement:	October 1,	September 25,	October 1,	September 25,
		2010	2009	2010	2009
	Net sales	$793.1	$766.2	$2,736.2	$2,624.3
	Cost of products sold	742.3	697.2	2,495.1	2,363.4
	Other (credits) charges, net (1)	(1.2)	-	8.3	17.1
	Gross profit	52.0	69.0	232.8	243.8

	Selling, general and administrative expenses	40.9	43.3	125.9	122.6
	Gain on sales of property, plant and equipment	4.5	2.4	7.9	4.3
	Asset impairment and other charges, net (2)	0.1	10.0	24.1	11.5
	Operating income	15.5	18.1	90.7	114.0

	Interest expense, net	1.9	2.7	7.9	8.4
	Other income (expense), net	3.0	1.0	(6.6)	(1.8)

	Income before income taxes	16.6	16.4	76.2	103.8

	Provision for (benefit from) income taxes	3.2	(12.8)	4.7	(13.8)
	Net income	$13.4	$29.2	$71.5	$117.6

	Less: Net (loss) income attributable to noncontrolling interests	(1.1)	0.6	(0.3)	1.9
	Net income attributable to Fresh Del Monte Produce Inc.	$14.5	$28.6	$71.8	$115.7

	Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$0.24	$0.45	$1.16	$1.82

	Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$0.24	$0.45	$1.16	$1.82

	Weighted average number of ordinary shares:
	Basic	60,735,357	63,568,042	61,984,107	63,558,155
	Diluted	60,919,626	63,682,513	62,149,688	63,629,854

	Selected Income Statement Data:
	Depreciation and amortization	$19.5	$21.1	$59.2	$63.2

	Non-GAAP Measures:
	Reported net income per share - Diluted	$0.24	$0.45	$1.16	$1.82
	Other (credits) charges, net (1)	(0.02)	-	0.13	0.27
	Asset impairment and other charges, net (2)	-	0.16	0.39	0.18
	Adjusted net income per share - Diluted (3)	$0.22	$0.61	$1.68	$2.27

	Reported gross profit	$52.0	$69.0	$232.8	$243.8
	Other (credits) charges, net (1)	(1.2)	-	8.3	17.1
	Adjusted gross profit (3)	$50.8	$69.0	$241.1	$260.9

(1)	Other (credits) charges, net for the quarter ended October 1, 2010 related principally to insurance reimbursements, partially offset by additional costs associated with flood damage to our Guatemala banana farms. Other (credits) charges, net for the nine months ended October 1, 2010 related principally to the write-off of inventory as a result of damage caused by the February earthquake in Chile, floods in our Guatemala banana farms and exit activities in Brazil, partially offset by insurance reimbursements. Other (credits) charges, net for the nine months ended September 25, 2009 related to the second quarter write-down of inventory as a result of exit activities in Brazil.

(2)

Asset impairment and other charges, net for the quarter ended October 1, 2010 related principally to insurance reimbursements, partially offset by impairment charges as a result of flood damage to our Guatemala banana farms, the relocation of a port operation in North America and an impairment of an intangible asset in the United Kingdom. Asset impairment and other charges, net for the nine months ended October 1, 2010 related principally to damage caused by the February earthquake in Chile and floods in our Guatemala banana farms, partially offset by insurance reimbursements, exit activity charges in South Africa and Brazil, the relocation of a port operation in North America and an impairment of an intangible asset in the United Kingdom. Asset impairment and other charges, net for the third quarter of 2009 related to exit activities in Brazil and Europe. Asset impairment and other charges, net for the nine months ended September 25, 2009 related to exit activities in Brazil, Europe and Hawaii and an impairment of an intangible asset in the United Kingdom.

(3)	Management reviews adjusted net income, adjusted net income per share and adjusted gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	October 1, 2010				September 25, 2009
Segment Data:
	Net Sales		Gross Profit (Loss)		Net Sales		Gross Profit (Loss)

Banana	$370.1	47%	$(6.6)	-13%	$350.9	46%	$14.0	20%
Other Fresh Produce	320.2	40%	45.6	88%	311.0	41%	44.0	64%
Prepared Food	93.6	12%	13.5	26%	85.5	11%	14.0	20%
Other Products and Services	9.2	1%	(0.5)	-1%	18.8	2%	(3.0)	-4%
Total	$793.1	100%	$52.0	100%	$766.2	100%	$69.0	100%

	Nine months ended
	October 1, 2010				September 25, 2009
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit (Loss)

Banana	$1,225.0	45%	$42.1	18%	$1,125.5	43%	$105.0	43%
Other Fresh Produce	1,207.5	44%	153.5	66%	1,176.1	45%	98.9	41%
Prepared Food	266.3	10%	37.2	16%	248.0	9%	41.8	17%
Other Products and Services	37.4	1%	-	0%	74.7	3%	(1.9)	-1%
Total	$2,736.2	100%	$232.8	100%	$2,624.3	100%	$243.8	100%

	Quarter ended				Nine months ended
	October 1,		September 25,		October 1,		September 25,
Net Sales by Geographic Region:	2010		2009		2010		2009

North America	$380.5	48%	$357.3	47%	$1,355.4	49%	$1,270.7	48%
Europe	198.1	25%	210.4	27%	703.6	26%	728.8	28%
Asia	93.6	12%	95.7	12%	319.1	12%	335.9	13%
Middle East	108.6	14%	88.7	12%	308.2	11%	222.6	8%
Other	12.3	1%	14.1	2%	49.9	2%	66.3	3%
Total	$793.1	100%	$766.2	100%	$2,736.2	100%	$2,624.3	100%

(1) Banana gross profit for the quarter and nine months ended October 1, 2010 included a net credit of $1.2 million and a net charge of $1.7 million, respectively, related to the write-off of inventory and other costs and an insurance reimbursement as a result of flood damage to our Guatemala banana farms.

(2) Other fresh produce gross profit for the nine months ended October 1, 2010 included charges of $6.6 million principally related to the write-off of inventory as a result of damage caused by the February earthquake in Chile and exit activities in Brazil.

(3) Other fresh produce gross profit for the nine months ended September 25, 2009 included charges of $17.1 million recorded during the second quarter of 2009 related to the write-down of growing crop inventory resulting from our decision to discontinue pineapple planting in Brazil.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)

	Nine months ended
	October 1,	September 25,
	2010	2009
Operating activities:
Net income	$71.5	$117.6
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	59.2	63.2
Amortization of debt issuance costs	1.7	2.7
Asset impairment charges	25.8	12.5
Gain on sales of property, plant and equipment	(7.9)	(4.3)
Foreign currency translation adjustment	(3.6)	9.0
Other changes	(0.3)	(8.9)
Changes in operating assets and liabilities:
Receivables	46.7	67.7
Inventories	42.8	16.0
Prepaid expenses and other current assets	(5.5)	4.5
Accounts payable and accrued expenses	18.9	(25.9)
Other noncurrent assets and liabilities	(9.5)	(0.9)
Net cash provided by operating activities	239.8	253.2

Investing activities:
Capital expenditures	(48.0)	(63.2)
Proceeds from sales of property, plant and equipment	12.5	12.4
Return of investment by unconsolidated company	4.2	-
Net cash used in investing activities	(31.3)	(50.8)

Financing activities:
Net payments on long-term debt	(123.5)	(204.7)
Contributions from noncontrolling interests	3.4	13.0
Proceeds from stock options exercised	0.8	0.7
Repurchase of shares	(78.8)	-
Net cash used in financing activities	(198.1)	(191.0)

Effect of exchange rate changes on cash	5.9	(0.2)

Net increase in cash and cash equivalents	16.3	11.2
Cash and cash equivalents, beginning	34.5	27.6
Cash and cash equivalents, ending	$50.8	$38.8

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	October 1,	January 1,
	2010	2010

Assets
Current assets:
Cash and cash equivalents	$50.8	$34.5
Trade accounts receivable, net	288.9	309.8
Other accounts receivables, net	42.2	65.2
Inventories	396.9	436.9
Other current assets	49.3	54.0
Total current assets	828.1	900.4

Investment in and advances to unconsolidated companies	3.9	10.4
Property, plant and equipment, net	1,044.8	1,068.5
Goodwill	407.6	409.0
Other noncurrent assets	201.7	207.7
Total assets	$2,486.1	$2,596.0

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$348.8	$316.9
Current portion of long-term debt and capital lease obligations	5.4	4.9
Other current liabilities	40.7	35.5
Total current liabilities	394.9	357.3

Long-term debt and capital lease obligations	196.8	320.3
Other noncurrent liabilities	224.2	223.2
Total liabilities	815.9	900.8

Total Fresh Del Monte Produce Inc. shareholders' equity	1,644.9	1,673.1
Noncontrolling interests	25.3	22.1
Total shareholders' equity	1,670.2	1,695.2
Total liabilities and shareholders' equity	$2,486.1	$2,596.0

Selected Balance Sheet Data:
Working capital	$433.2	$543.1
Total debt	$202.2	$325.2

Third Quarter 2010 Business Segment Performance

(As reported in business segment data)

Bananas

Net sales increased 5% to $370.1 million for the quarter, compared with $350.9 million in the prior year period. The increase in net sales was primarily driven by higher volume in the Company’s North America and Middle East regions. Volume increased 8%. Worldwide pricing decreased $0.28, or 2%, to $13.47 per unit. Gross profit was a loss of $6.6 million, primarily due to heavy rains and flooding this year in Guatemala, lower selling prices, and unfavorable exchange rates in producing countries. Excluding asset impairment and other (credits) charges, net gross profit decreased $21.8 million to a loss of $7.8 million in the third quarter of 2010. Unit cost increased 4%.

Other Fresh Produce

Net sales for the quarter increased 3% to $320.2 million, compared with $311.0 million in the prior year third quarter. The increase was due to strong sales performance in the Company’s gold pineapple and non-tropical product lines. Gross profit increased $1.6 million to $45.6 million, compared with the third quarter of 2009. The increase was primarily attributable to increased volume and higher selling prices in the Company’s gold pineapple product line and higher selling prices in the Company’s fresh-cut product line.

  Gold pineapple – Net sales increased 14% to $118.1 million. Volume increased 11%. Pricing increased 2%. Unit cost was 3% lower.
  Melon – Net sales decreased 15% to $18.3 million. Volume decreased 9%. Pricing decreased 7%. Unit cost was in line with the prior year period.
  Fresh-cut – Net sales decreased 4% to $78.8 million. Volume decreased 9%. Pricing increased 5%. Unit cost was 2% higher.
  Non-tropical – Net sales increased 13% to $53.2 million. Volume increased 21%. Pricing decreased 6%. Unit cost was 5% higher.
  Tomato – Net sales decreased 8% to $24.4 million. Volume decreased 6%. Pricing decreased 3%. Unit cost was in line with the prior year period.

Prepared Food

Net sales increased 9% to $93.6 million during the third quarter of 2010, compared with $85.5 million in the prior year period. The increase was primarily the result of higher sales in the Company’s canned pineapple and deciduous fruit product lines. Gross profit decreased 3% to $13.5 million, primarily due to higher production costs.

Other Products and Services

Net sales decreased to $9.2 million for the quarter, compared with $18.8 million in the third quarter of 2009. The decrease was attributable to lower sales in the Company’s third-party freight and Argentine grain businesses. Gross profit was a loss of $0.5 million, compared with a loss of $3.0 million in the prior year.

Cash Flows

Net cash provided by operating activities for the first nine months of 2010 was $239.8 million, compared with $253.2 million in the same period of 2009. The decrease was principally attributable to lower net income, partially offset by lower accounts receivable and inventory, and higher accounts payable levels.

Total Debt

Total debt decreased from $325.2 million at year end 2009 to $202.2 million at the end of the third quarter of 2010.

Conference Call and Web Cast Data

Fresh Del Monte will host a conference call and simultaneous Web cast at 11:00 a.m. Eastern Time today to discuss the third quarter 2010 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as the recent adverse weather conditions in the Company’s banana production areas, or natural disasters, such as the earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending legal and environmental proceedings, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended January 1, 2010 along with other reports that the Company has on file with the Securities and Exchange Commission.

CONTACT:
Fresh Del Monte Produce Inc.
Christine Cannella, Assistant Vice President, Investor Relations, 305-520-8433
www.freshdelmonte.com